Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Brian Korb
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

Peter Tam Named Chief Operating Officer

MOUNTAIN VIEW, Calif., January 28, 2009 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced two senior management promotions.

Peter Tam has been promoted to chief operating officer (COO).  Mr. Tam has been senior vice president of product and corporate development at VIVUS since 2004 and has held various leadership positions in clinical development, strategic planning, and corporate development.  In his capacity as COO, Mr. Tam will continue to have overall responsibility for business development, clinical and preclinical development, regulatory affairs and chemistry, manufacturing and controls.  Mr. Tam will continue to report to Leland Wilson, president and chief executive officer of VIVUS.

Charles Bowden, M.D., has been promoted to senior director, clinical development.  Dr. Bowden has assumed responsibility for the avanafil phase 3 clinical studies and continues to lead the Company’s efforts in experimental medicine.

“We are pleased to promote Peter to COO, a newly created position.  Peter has made key contributions to VIVUS over his 16-year tenure.  Peter is directly responsible for in-licensing Qnexa, avanafil, Evamist and Luramist, and played a major role in the out-licensing of Evamist.  In addition to his corporate development achievements, he has also played a critical role in the development of all of the products in VIVUS’ pipeline since 1993.  Peter’s promotion to COO is in recognition of his contributions and his current and future responsibilities,” commented Leland Wilson, president and chief executive officer of VIVUS.  “I am also happy to announce the promotion of Dr. Bowden to senior director.  Dr. Bowden’s contributions to our clinical development efforts have been exemplary, and more specifically, he was able to get the phase 3 avanafil program up and running in less than six months.  2009 will be a critical year for VIVUS with the expected completion of the Qnexa phase 3 program and submission of the NDA for

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Qnexa. The promotions of Peter and Chuck will further strengthen the management team as we head into an important year for VIVUS.”

Mr. Tam joined VIVUS in 1993 and has been senior vice president of product and corporate development since July 2004. Prior to that time, Mr. Tam was vice president of strategic planning and corporate development at VIVUS. Mr. Tam joined VIVUS in 1993 as manager of clinical research, and in 1999 he assumed the responsibilities of director of clinical and corporate development. Prior to VIVUS, Mr. Tam held various research and clinical development positions at Genentech from 1991 through 1993 and XOMA Corporation from 1987 to 1991. Mr. Tam received a B.S. in Chemistry from University of California Berkeley in 1986 and his M.B.A. at Santa Clara University in 2000.

Dr. Bowden joined VIVUS in June 2007 as director in the clinical development group.  Prior to VIVUS, Dr. Bowden was vice president of clinical operations and COO at the Profil Institute for Clinical Research, where he had been a clinical investigator in diabetes and obesity from 2004 through 2007. Prior roles in industry include chief medical officer of Quidel Corporation, vice president of Nellcor, Inc., and vice president and medical director of Kallestad Laboratories, Inc.  Dr. Bowden is a graduate of Rice University and Baylor College of Medicine. Originally trained as both a pediatrician and molecular biologist, he has more than 25 years of experience combining patient care and positions in research and development in the pharmaceutical, biotechnology, and medical device industries.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity, diabetes and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and has completed a phase 2 study for the treatment of type 2 diabetes; avanafil, which is in phase 3 for the treatment of erectile dysfunction (“ED”), and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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